Exhibit 10.1
SILICON VALLEY BANK AMENDED AND RESTATED LOAN AND SECURITY
AGREEMENT
     This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of June ___, 2009, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (FAX (408) 980-6410) (“Bank”) and GLOBAL TELECOM & TECHNOLOGY, INC., a Delaware corporation (“GTTI”) and GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC., a Virginia corporation (“GTTA” and together with GTTI, each a “Borrower” and collectively, the “Borrowers”) each with offices at 8484 Westpark Drive, Suite 720, McLean, VA 22102 (Fax (703) 442-5501), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank. This Agreement amends and restates that certain Loan and Security Agreement among the parties, dated March 17, 2008, in its entirety. The parties agree as follows:
ARTICLE 1
ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP, to the extent applicable. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.
ARTICLE 2
LOAN AND TERMS OF PAYMENT
     Section 2.1 Promise to Pay. Borrowers hereby unconditionally promise to pay Bank the unpaid principal amount of all Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.
          2.1.1 Financing of Accounts or Cash Collections.
          (a) Advance Rate Applicability. During the term of this Agreement, for any Subject Month when GTTI’s T3M EBITDA is greater than $50,000 or GTTI’s Net Liquidity is greater than $500,000 during any Testing Month, the Streamline Advance Rate will apply and Bank will finance Borrower’s Streamline Eligible Accounts, as set forth herein. At all other times, the Non-Streamline Advance Rate will apply and Bank will finance Borrower’s Non-Streamline Eligible Accounts as set forth herein.
          (b) Availability. Subject to the terms of this Agreement, during any Subject Month in which the Non-Streamline Advance Rate applies, Borrowers may request that Bank finance specific Non-Streamline Eligible Accounts. Bank may, in its good faith business discretion, finance such Non-Streamline Eligible Accounts by extending credit to Borrowers in an amount equal to the result of the Non-Streamline Advance Rate multiplied by the face amount of the Non-Streamline Eligible Account (a “Non-Streamline Advance”). Subject to the terms of this Agreement, during any Subject Month in which the Streamline Advance Rate applies, Borrowers may request that Bank finance Streamline Eligible Accounts. Bank may, in its good faith business discretion, finance such Streamline Eligible Accounts by extending credit to Borrowers in an amount not to exceed the Streamline Advance Rate multiplied by the aggregate face amount of the Streamline Eligible Accounts, as determined by Bank from Borrower’s most recent Streamline Accounts Listing (a “Streamline Advance”). Bank may, in its sole discretion, (a) change the percentage of the Non-Streamline Advance Rate for a particular Non-Streamline Eligible Account on a case by case basis or (b) change the percentage of the Streamline Advance Rate for a particular Streamline Eligible Account on a case by case basis. When Bank makes an Advance the Eligible Account becomes a “Financed Receivable.”
          (c) Maximum Advances. The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount.
          (d) Borrowing Procedure.
          (i) Non-Streamline Advances. Borrowers will deliver an Advance Request/Invoice Transmittal Form for each Non-Streamline Eligible Account it offers. Bank may rely on information set forth in or provided with the Advance Request/Invoice Transmittal Form.
          (ii) Streamline Advances. Subject to the prior satisfaction of all other applicable conditions to the making of a Streamline Advance set forth in this Agreement, to obtain a Streamline Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 3:00 p.m. Eastern time on the Funding Date of the Streamline Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Advance Request/Invoice Transmittal Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.
          (e) Credit Quality; Confirmations. Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrowers for financing as an Advance hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account. Bank may also verify directly with Account Debtors, from time to time and not necessarily all at one time, the validity, amount and other matters relating to such Accounts (including confirmations of Borrowers’ representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrowers or Bank from time to time in its sole discretion.
          (f) Accounts Notification/Collection. Bank may notify any Person owing Borrowers money of Bank’s security interest in the funds and verify and/or, if an Event of Default has occurred and is continuing, collect the amount of the Account.
          (g) Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrowers, effective three Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated (A) by Bank in accordance with clause (ii) in the foregoing sentence, or (B) by Borrowers for any reason, Borrowers shall pay to Bank a termination fee in an amount equal to Twenty Thousand Dollars ($20,000.00) (the “Early Termination Fee”). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Notwithstanding the foregoing, Bank agrees to waive the Early Termination Fee if Bank agrees to refinance and redocument this Agreement under another division of Bank (in its sole and exclusive discretion) prior to the Maturity Date. In addition, (a) if a court of competent jurisdiction finds that Bank has breached this Agreement, and Borrower has terminated this Agreement due to such breach, Borrower shall not have to pay the Early Termination Fee or (b) if Bank decreases the Advance Rate, and Borrower terminates this Agreement solely due to such change in Advance Rate, Borrower shall not have to pay the Early Termination Fee as a result of such termination.
          (h) Maturity. This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date.

          (i) Suspension of Advances. Borrowers’ ability to request that Bank finance Eligible Accounts hereunder will terminate if, in Bank’s sole discretion, there has been a Material Adverse Change.
          (j) Borrower Liability. Either Borrower may, acting singly, request Advances hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Advances hereunder. Each Borrower hereunder shall be obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Article shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
     Section 2.2 Collections, Finance Charges, Remittances and Fees. The Obligations shall be subject to the following fees and Finance Charges. Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest and fees as described in Section 9.2 hereof.
          2.2.1 Collections. Collections for Non-Streamline Advances will be credited to the Financed Receivable Balance for such Financed Receivable and for Streamline Advances, will be remitted to the applicable Borrower, subject to Section 2.2.7, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable for Non-Streamline Advances and, if there is no Event of Default then existing, the excess (or if such payments are received during any period when Streamline Advances are outstanding, the entire amount) will be remitted to the applicable Borrower, subject to Section 2.2.7.
          2.2.2 Facility Fee. A fully earned, non-refundable facility fee of Seventeen Thousand Five Hundred Dollars ($17,500.00) is due upon execution of this Agreement.
          2.2.3 Finance Charges. In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations (a) three (3) Business Days after receipt of the Collections for all Non-Streamline Advances and (b) one and one-half (1.5) Business Days after receipt of the Collections for all Streamline Advances. Borrowers will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by (x) for Non-Streamline Advances, the outstanding Financed Receivable Balance for such Financed Receivable and (y) for Streamline Advances, the Streamline Advance Rate multiplied by the outstanding Financed Receivable Balance for such Financed Receivable. The Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof. In the event that the aggregate amount of Finance Charges and Collateral Handling Fees earned by Bank in any quarter is less than the Minimum Finance Charge, Borrowers shall pay to Bank an additional Finance Charge equal to (i) the Minimum Finance Charge minus (ii) the aggregate amount of all Finance Charges and Collateral Handling Fees earned by Bank in such quarter. Such additional Finance Charge shall be payable on the first day of next quarter

          2.2.4 Collateral Handling Fee. Borrower will pay to Bank a collateral handling fee (the “Collateral Handling Fee”) equal to (a) for any Subject Month (as of the first calendar day of such month), to the extent that Borrower qualifies for the Streamline Advance Rate, 0.15% per month of (i) the Streamline Advance Rate multiplied by (ii) the Financed Receivable Balance for each Financed Receivable outstanding, based upon a 360 day year or (b) for any Subject Month (as of the first calendar day of such month), to the extent that Borrower qualifies for the Non-Streamline Advance, 0.35% per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year. This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance. The Collateral Handling Fee is payable when the applicable Advance is payable in accordance with Section 2.3 hereof. In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of Obligations (x) three (3) Business Days after receipt of Collections for all Non-Streamline Advances and (y) one and one-half (1.5) Business Days after receipt of Collections for all Streamline Advances . If an Event of Default has occurred and is continuing, the Collateral Handling Fee will increase an additional 0.50% effective immediately upon such Event of Default.
          2.2.5 Accounting. After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges, Collateral Handling Fees and the Facility Fee. If Borrowers do not object to the accounting in writing within thirty (30) days it shall be considered accurate. All Finance Charges and other interest and fees are calculated on the basis of a 360 day year and actual days elapsed.
          2.2.6 Deductions. Bank may deduct fees, Finance Charges, Advances which become due pursuant to Section 2.3, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.
          2.2.7 Lockbox; Account Collection Services. GTTA shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”). Upon receipt by GTTA of any such proceeds, GTTA shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) Business Days of receipt of such amounts by Bank, (a) when GTTA has Non-Streamline Advances outstanding, Bank will turn over to the applicable Borrower the proceeds of the Accounts other than Collections with respect to Financed Receivables and the amount of Collections in excess of the amounts for which Bank has made a Non-Streamline Advance to GTTA, less any amounts due to Bank, such as the Finance Charge, the Facility Fee, payments due to Bank, other fees and expenses, or otherwise or (b) when GTTA has Streamline Advances outstanding, Bank will turn over to the applicable Borrower the proceeds of the Accounts, less any amounts due to Bank, such as the Finance Charge, the Facility Fee, payments due to Bank, other fees and expenses, or otherwise; provided, however, Bank may hold such excess amount, when Non-Streamline Advances are outstanding, with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period. This Article does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs and is continuing, Bank may apply the proceeds of such Accounts to the Obligations.
     Section 2.3 Repayment of Obligations; Adjustments.
          (a) Repayment.

          (i) Borrowers will repay each Non-Streamline Advance on the earliest of: (a) the date on which payment is received of the Financed Receivable with respect to which the Non-Streamline Advance was made, (b) the date on which the Financed Receivable is no longer an Non-Streamline Eligible Account, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (d) the date on which there is a breach of any warranty or representation set forth in Section 5.3 or a breach of any covenant in this Agreement, or (e) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Non-Streamline Advance and all other amounts then due and payable hereunder.
          (ii) Borrower will pay Finance Charges and Collateral Handling Fees on Streamline Advances monthly, on the first day of the month. Payments of Finance Charges and/or Collateral Handling Fees received after 3:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue. In addition, all payments of Finance Charges and/or Collateral Handling Fees for Streamline Advances shall be deemed applied by Bank on account of Obligations one and one-half (1.5) Business Days following receipt of such payment. The principal amount of all outstanding Streamline Advances, plus all accrued but unpaid interest thereon are due on the Maturity Date.
          (iii) Notwithstanding anything to the contrary in the forgoing, during any Subject Month in which the Non-Streamline Advance Rate applies, any outstanding Streamline Advances will be immediately converted to Non-Streamline Advances and repaid in accordance with subsection (i) above. If Borrower does not have enough Non-Streamline Eligible Accounts to finance the total Streamline Advances then-outstanding, Borrower must immediately repay Bank the excess. Conversely, during any Subject Month in which the Streamline Advance Rate applies, any outstanding Non-Streamline Advances will be immediately converted to Streamline Advances and repaid in accordance with subsection (ii) above. If Borrower does not have enough Streamline Eligible Accounts to finance the total Non-Streamline Advances then-outstanding, Borrower must immediately repay Bank the excess.
          (b) Repayment on Event of Default. If an Event of Default has occurred and is continuing, Borrowers will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances. The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding, and all accrued Finance Charges, the Early Termination Fee, Collateral Handling Fees, attorneys and professional fees, court costs and expenses, and any other Obligations.
          (c) Debit of Accounts. Bank may debit any of Borrowers’ deposit accounts for payments or any amounts Borrowers owe Bank hereunder, as and when due. Bank shall promptly notify Borrowers when it debits Borrowers’ accounts. These debits shall not constitute a set-off.
          (d) Adjustments. If at any time during the term of this Agreement any Account Debtor asserts an Adjustment with respect to a Financed Receivable or if a Borrower issues a credit memorandum with respect to a Financed Receivable, or if any of the representations, warranties or covenants set forth in Section 5.3 are no longer true in all material respects, such Borrower will promptly advise Bank.
     Section 2.4 Power of Attorney. Each Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to: (i) following the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) following the occurrence and during the continuance of an Event of Default, demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; (iii) following the occurrence and during the continuance of an Event of Default, prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iv) regardless of whether there has been an Event of Default, notify all Account Debtors to pay Bank directly; (v) regardless of whether there has been an Event of Default, receive, open, and dispose of mail addressed to Borrower; (vi) regardless of whether there has been an Event of Default, endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Agreement); and (vii) regardless of whether there has been an Event of Default, execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or preserve, Bank’s rights and remedies under this Agreement, as directed by Bank.
ARTICLE 3
CONDITIONS OF LOANS
     Section 3.1 Conditions Precedent to Initial Advance. Bank’s agreement to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
          (a) duly executed original signatures to the Loan Documents to which it is a party;
          (b) duly executed original signatures to the completed Corporate Borrowing Certificates for each Borrower;
          (c) good standing certificate/certificate of foreign qualification from the Secretary of State of the State of Delaware and Virginia State Corporation Commission for GTTI and good standing certificate from the Virginia State Corporation Commission for GTTA, dated no later than 30 days prior to the Effective Date.
          (d) the Perfection Certificates executed by each Borrower;
          (e) evidence satisfactory to Bank that the insurance policies required by Section 6.4 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and
          (f) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
     Section 3.2 Conditions Precedent to all Advances. Bank’s agreement to make each Advance, including the initial Advance, is subject to the following:
          (a) receipt of the Advance Request/Invoice Transmittal Form, as the case may be;
          (b) Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1(e); and

          (c) each of the representations and warranties in Article 5 shall be true on the date of the Advance Request/Invoice Transmittal Form, as the case may be, and on the effective date of each Advance and no Event of Default shall have occurred and be continuing, or result from the Advance. Each Advance is a Borrower’s representation and warranty on that date that the representations and warranties in Article 5 remain true.
ARTICLE 4
CREATION OF SECURITY INTEREST
     Section 4.1 Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of such Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral.
     Except as noted on the Perfection Certificate with respect to such Borrower, no Borrower is a party to, nor is bound by, any material license or other agreement with respect to which such Borrower is the licensee that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property. Without prior consent from Bank, no Borrower shall enter into, or become bound by, any such license or agreement which is reasonably likely to have a material impact on such Borrower’s business or financial condition. Borrowers shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.
     If the Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until Borrowers fully satisfy their Obligations. If either Borrower shall at any time, acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.
     Upon the termination of this Agreement and the payment in full of all monetary Obligations, Bank shall, promptly send the Borrowers, (i) for each jurisdiction in which a UCC financing statement is on file to perfect the security interests granted to Bank hereunder, a termination statement to the effect that Bank no longer claims a security interest in such financing statement, and (ii) such other documents necessary or appropriate to terminate the security interests granted to Bank hereunder as may be reasonably requested by the Borrowers, all at Borrower’s sole cost and expense.
     Section 4.2 Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements, without notice to such Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, which financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants, jointly and severally, as follows:

     Section 5.1 Due Organization and Authorization. Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower represents and warrants to Bank that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; and (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address if different, and (e) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete. If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify Bank of such organizational identification number.
          The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.
     Section 5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects. Borrower has no deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith. The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.
     Section 5.3 Financed Receivables. Borrower represents and warrants for each Financed Receivable:
          (a) Such Financed Receivable is an Eligible Account;
          (b) Borrower is the owner of and has the legal right to sell, transfer, assign and encumber such Financed Receivable;
          (c) The correct amount is on the Advance Request/Invoice Transmittal Form and is not disputed;
          (d) Other than for Deferred Revenue financed with a Streamline Advance, payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request/Invoice Transmittal Form date;
          (e) Such Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;
          (f) There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

          (g) Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;
          (h) Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;
          (i) Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and
          (j) No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.
     Section 5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.
     Section 5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     Section 5.6 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.
     Section 5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.
     Section 5.8 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     Section 5.9 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

ARTICLE 6
AFFIRMATIVE COVENANTS
     Until all monetary Obligations are paid in full and this Agreement has terminated, Borrowers shall do all of the following:
     Section 6.1 Government Compliance. Each Borrower shall maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Change. Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on such Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.
     Section 6.2 Financial Statements, Reports, Certificates.
          (a) Each Borrower shall deliver to Bank, unless otherwise noted: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidating balance sheet and income statement covering Borrowers’ operations during the period certified by a Responsible Officer and in substantially the same form as provided to Bank in connection with its underwriting; (ii) (A) within five (5) days of mailing, copies of all statements, reports and notices mailed to GTTI’s security holders or to any holders of Subordinated Debt and (B) within five (5) days of filing, if such reports have not been made public, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iii) a prompt report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000.00) or more; and (iv) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.
          (b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.
          (c) During any Subject Month in which the Streamline Advance Rate applies, provide Bank with, as soon as available, but no later than five (5) days following each Reconciliation Period, a Streamline Accounts Listing.
          (d) Upon Bank’s request, provide a written report respecting any Financed Receivable, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.
          (e) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in substantially the same form as provided to Bank in connection with its underwriting.
          (f) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a Deferred Revenue report, in substantially the same form as provided to Bank in connection with its underwriting.
          (g) Borrower will allow Bank to audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts and accounts receivable, at Borrower’s expense, upon reasonable notice to Borrower; provided, however, that Borrower shall be obligated to pay for not more than one (1) audit per year, unless an Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, Bank may audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts and accounts receivable at Borrower’s expense and at Bank’s sole and exclusive discretion and without notification and authorization from Borrower.

     Section 6.3 Taxes. Each Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which such Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.
     Section 6.4 Insurance. Each Borrower shall keep its business and the Collateral insured for risks and in amounts as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show Bank as an additional insured and all policies shall provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank’s request, Borrowers shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, following the occurrence and during the continuance of an Event of Default, be payable to Bank on account of the Obligations. If either Borrower fails to obtain insurance as required under this Article or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Article and take any action under the policies Bank deems prudent.
     Section 6.5 Accounts.
          (a) In order to permit Bank to monitor Borrowers’ financial performance and condition, Each Borrower, and all of such Borrower’s U.S. Subsidiaries, shall maintain such Borrower’s, and such U.S. Subsidiaries, primary depository and operating accounts and securities accounts with Bank, which accounts shall represent at least 95% of the dollar value of such Borrower’s and all of such U.S. Subsidiaries accounts at all financial institutions.
          (b) Each Borrower shall identify to Bank, in writing, any bank or securities account opened by such Borrower with any institution other than Bank. In addition, for each such account that a Borrower at any time opens or maintains, such Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Borrower’s employees.
     Section 6.6 Further Assurances. Each Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.
ARTICLE 7 NEGATIVE COVENANTS
     Until all monetary Obligations are paid in full and this Agreement has terminated, no Borrower shall do any of the following without Bank’s prior written consent.
     Section 7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete equipment.

     Section 7.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower ), enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than 40% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering), or have a change in both its Chief Executive Officer and Chief Financial Officer. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000.00) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.
     Section 7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) no Event of Default has occurred and is continuing or would exist after giving effect to the transaction, (b) Borrower is the surviving legal entity and (c) the transaction does not result in a decrease to Borrower’s Tangible Net Worth of more than 25%. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
     Section 7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     Section 7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.
     Section 7.6 Distributions; Investments. (a) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments or Investments permitted in Section 7.3, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) in any fiscal year.
     Section 7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     Section 7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank’s prior written consent.
     Section 7.9 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited

Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.
ARTICLE 8 EVENTS OF DEFAULT
          Any one of the following is an Event of Default:
     Section 8.1 Payment Default. Either Borrower fails to pay any of the Obligations when due;
     Section 8.2 Covenant Default. Either Borrower fails or neglects to perform any obligation in Article 6 or violates any covenant in Article 7 or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, grace and cure periods provided under this section shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain;
     Section 8.3 Material Adverse Change. A Material Adverse Change occurs;
     Section 8.4 Attachment. (i) Any portion of either Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon either Borrower seeking to attach, by trustee or similar process, any funds of such Borrower on deposit with Bank, or any entity under the control of Bank (including a subsidiary); (iii) either Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; (iv) a judgment or other claim becomes a Lien on a portion of either Borrower’s assets; or (v) a notice of lien, levy, or assessment is filed against any of either Borrower’s assets by any government agency and not paid within ten (10) days after such Borrower receives notice;
     Section 8.5 Insolvency. (i) Either Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (ii) either Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against either Borrower and not dismissed or stayed within thirty (30) days (but no Advances shall be made before any Insolvency Proceeding is dismissed);
     Section 8.6 Other Agreements. If there is a default in any agreement to which either Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could result in a Material Adverse Change;
     Section 8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Thousand Dollars ($200,000) shall be rendered against either Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment);
     Section 8.8 Misrepresentations. If either Borrower or any Person acting for such Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document;

     Section 8.9 Subordinated Debt. A default or breach occurs under any agreement between either Borrower and any creditor of such Borrower that signed a subordination agreement with Bank, or any creditor that has signed a subordination agreement with Bank breaches any terms of the subordination agreement, in each case, that is not cured within the cure periods set forth for any such breach therein.
ARTICLE 9 BANK’S RIGHTS AND REMEDIES
     Section 9.1 Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
     (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
     (b) Stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between either Borrower and Bank;
     (c) Settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing either Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;
     (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
     (e) Apply to the Obligations any (i) balances and deposits of either Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of either Borrower;
     (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrowers’ rights under all licenses and all franchise agreements inure to Bank’s benefit;
     (g) Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and
     (h) Exercise all rights and remedies and dispose of the Collateral according to the Code.
     Section 9.2 Bank Expenses; Unpaid Fees. Any amounts paid by Bank pursuant to Section 9.1 shall constitute Bank Expenses and are immediately due and payable, and shall bear interest at the Default Rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default. In addition, any amounts advanced hereunder which are not based on Financed Receivables (including, without limitation, unpaid fees and Finance Charges as described in Section 2.2) shall accrue interest at the Default Rate and be secured by the Collateral.
     Section 9.3 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of collateral, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.
     Section 9.4 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.
     Section 9.5 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
     Section 9.6 Default Rate. If an Event of Default has occurred and is continuing, all Obligations shall accrue interest at the Applicable Rate plus five percent (5.0%) per annum (the “Default Rate”).
ARTICLE 10
NOTICES.
     Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, by certified mail postage prepaid return receipt requested, or by fax to the addresses listed at the beginning of this Agreement. A party may change notice address by written notice to the other party.
ARTICLE 11
CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
     Virginia law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the Commonwealth of Virginia and Borrower accepts jurisdiction of the courts and venue in Fairfax County, Virginia. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST EITHER BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST SUCH BORROWER OR ITS PROPERTY.
     BORROWERS AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

ARTICLE 12
GENERAL PROVISIONS
     Section 12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.
     Section 12.2 Indemnification. Each Borrower hereby indemnifies, defends and holds Bank and its officers, employees, directors and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and such Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
     Section 12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     Section 12.4 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     Section 12.5 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     Section 12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     Section 12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     Section 12.8 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Advances (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank, other than as a result of a breach by Bank or its Affiliates of their confidentiality obligations hereunder; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

     Section 12.9 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between either Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.
ARTICLE 13
DEFINITIONS
     Section 13.1 Definitions. In this Agreement:
     “Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrowers in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrowers and Borrowers’ Books relating to any of the foregoing.
     “Account Debtor” is as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.
     “Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.
     “Advance Request/Invoice Transmittal Form” is that certain form attached hereto as Exhibit C.
     “Advance” is a Streamline Advance and/or Non-Streamline Advance.
     “Advance Rate” is the Streamline Advance Rate and/or the Non-Streamline Advance Rate.
     “Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Applicable Rate” is a per annum rate equal to (a) for any Subject Month (as of the first calendar day of such month), to the extent that Borrower qualifies for the Streamline Advance Rate, the Prime Rate plus one and three-quarters percent (1.75%) or (b) for any Subject Month (as of the first calendar day of such month), to the extent that Borrower qualifies for the Non-Streamline Advance Rate, the Prime Rate plus two percent (2.0%).
     “Bank Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).
     “Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
     “Code” is the Uniform Commercial Code as adopted in Virginia, as amended and as may be amended and in effect from time to time.

     “Collateral” is any and all properties, rights and assets of Borrowers granted by Borrowers to Bank or arising under the Code, now, or in the future, in which Borrower obtains an interest, or the power to transfer rights, as described on Exhibit A.
     “Collateral Handling Fee” is defined in Section 2.2.4.
     “Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.
     “Compliance Certificate” is attached as Exhibit B.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.
     “Default Rate” is defined in Section 9.6.
     “Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.
     “Early Termination Fee” is defined in Section 2.1.1.
     “EBITDA” means earnings before interest, taxes, depreciation and amortization plus non-cash compensation expense, in accordance with past practices.
     “Effective Date” is the date of this Agreement.
     “Eligible Accounts” are Streamline Eligible Accounts and/or Non-Streamline Eligible Accounts.
     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
     “Events of Default” are set forth in Article 8.
     “Facility Amount” is Two Million Five Hundred Thousand Dollars ($2,500,000.00).
     “Facility Fee” is defined in Section 2.2.2.
     “Finance Charges” are Streamline Finance Charges and/or Non-Streamline Finance Charges.
     “Financed Receivables” are all those Eligible Accounts, including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

     “Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.
     “Funding Date” is any date on which an Advance is made to or on account of Borrower which shall be a Business Day.
     “GAAP” is generally accepted accounting principles.
     “Guarantor” is any present or future guarantor of the Obligations, including GTT Global Telecom, LLC, GTT Global Telecom Government Services, LLC and Global Internetworking of Virginia, Inc.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
     “Lockbox” is defined in Section 2.2.7.
     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
     “Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.
     “Material Adverse Change” is: (i) A material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations.
     “Maturity Date” is June 15, 2010.
     “Minimum Finance Charge” is Five Thousand Dollars ($5,000.00).
     “Net Liquidity” is, as of the date of determination, GTTI’s cash or cash equivalents held at Bank or Bank’s Affiliates, less Borrowers’ outstanding Obligations.
     “Non-Streamline Advance” is defined in Section 2.1.1.
     “Non-Streamline Advance Rate” is eighty percent (80.0%), net of any offsets related to each specific Account Debtor, or such other percentage as Bank establishes under Section 2.1.1(b).
     “Non-Streamline Eligible Accounts” are billed Accounts in the ordinary course of a GTTA’s business that meet all such Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(d), and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrowers):
     (a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;
     (b) Accounts for an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
     (c) Accounts for which the Account Debtor does not have its principal place of business in the United States, unless agreed to by Bank in writing, in its sole discretion, on a case-by-case basis;
     (d) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
     (e) Accounts for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);
     (f) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if Account Debtor’s payment may be conditional;
     (g) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
     (h) Accounts in which the Account Debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
     (i) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue), other than Deferred Revenue in connection with advanced monthly billings; and
     (j) Accounts for which Bank reasonably determines collection to be doubtful or any Accounts which are unacceptable to Bank for any reason.
     “Obligations” are, as of the date of determination, all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, Finance Charges, Facility Fee, Early Termination Fee, Collateral Handling, interest, fees, expenses, professional fees and attorneys’ fees, or other amounts now or hereafter owing by Borrower to Bank.
     “Perfection Certificates” are attached hereto as Exhibit D.
     “Permitted Indebtedness” is, for each Borrower:
     (a) Borrower’s indebtedness to Bank under this Agreement or the Loan Documents;
     (b) Subordinated Debt;
     (c) Indebtedness to trade creditors incurred in the ordinary course of business; and
     (d) Indebtedness secured by Permitted Liens.

     “Permitted Investments” are: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (b) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than 1 year after issue, (d) any other investments administered through Bank, (e) Investments (including ownership of Subsidiaries) existing on the Effective Date and listed on the Perfection Certificate, and (f) no more than $2,500,000 in the aggregate in equity investments or inter-company debt by Borrowers or Borrowers’ Subsidiaries to GTT-EMEA, Ltd from the Effective Date through the Maturity Date.
     “Permitted Liens” are:
     (a) Liens arising under this Agreement or other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which a Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;
     (c) Purchase money Liens securing no more than $1,500,000.00 in the aggregate amount outstanding (i) on equipment acquired or held by Borrowers incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;
     (d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of a Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;
     (e) Liens in favor of other financial institutions arising solely in connection with Borrower’s or any Subsidiary’s deposit accounts that are pledged as collateral for letters of credit; and
     (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (e), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Reconciliation Day” is the last calendar day of each month.
     “Reconciliation Period” is each calendar month.
     “Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of a Borrower.
     “Streamline Accounts Listing” is a summary of Streamline Eligible Accounts in form and substance acceptable to Bank in all respects.

     “Streamline Advance” is defined in Section 2.1.1.
     “Streamline Advance Rate” is eighty percent (80.0%), net of any offsets related to each specific Account Debtor, other than Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1(b).
     “Streamline Eligible Accounts” are billed Accounts in the ordinary course of a GTTA’s business that meet all such Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.1(d), and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrowers):
     (a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;
     (b) Accounts for an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
     (c) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing
     (d) Accounts for which the Account Debtor does not have its principal place of business in the United States;
     (e) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
     (f) Accounts for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);
     (g) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if Account Debtor’s payment may be conditional;
     (h) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
     (i) Accounts in which the Account Debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and
     (j) Accounts for which Bank reasonably determines collection to be doubtful or any Accounts which are unacceptable to Bank for any reason.
     “Subject Month” is the month which is two (2) calendar months after any Testing Month.

     “Subordinated Debt” is debt incurred by a Borrower subordinated to such Borrower’s debt to Bank (pursuant to a subordination agreement entered into between Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.
     “Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.
     “Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.
     “Testing Month” is any month with respect to which Bank has tested GTTI’s T3M EBITDA and GTTI’s Net Liquidity in order to determine whether Borrowers may request Streamline Advances.
     “T3M EBITDA” is EBITDA, as measured on a trailing three-month basis.
     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS: GLOBAL TELECOM & TECHNOLOGY, INC.
By:
Print Name:
Title:

GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.
By:
Print Name:
Title:

BANK: SILICON VALLEY BANK
By:
Print Name:
Title:

EXHIBIT A
The Collateral consists of all of each Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired (a) more than 67% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, or (b) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.
     Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

Exh A-1

EXHIBIT B
SPECIALTY FINANCE DIVISION
Compliance Certificate
     We, as authorized officers of Global Telecom and Technology, Inc. and Global Telecom & Technology Americas, Inc. (“Borrowers”) certify under the Amended and Restated Loan and Security Agreement (the “Agreement”) between Borrowers and Silicon Valley Bank (“Bank”) as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):
When Invoice Advances are outstanding, each Borrower represents and warrants for each of its Financed Receivables:
•	Each Financed Receivable is an Eligible Account.

•	Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

•	The correct amount is on the Advance Request/Invoice Transmittal Form and is not disputed;

•	Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Advance Request/Invoice Transmittal Form date;

•	Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

•	There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

•	It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

•	It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

•	Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

•	No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.
Additionally, each Borrower represents and warrants, jointly and severally, as follows:
•	Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in

Exh B-1

default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.
•	Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.
•	Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes	No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC unless otherwise made public	Yes	No

Borrowing Base Certificate A/R & A/P Agings & Deferred Revenue Schedule	Monthly within 30 days	Yes	No

Monthly Streamline Accounts Report	Monthly within 5 days	Yes	No

Performance Pricing
	Applicable Rate	CHF	Applies

If GTTI’s T3M EBITDA > $50,000 OR if GTTI’s Net Liquidity > $500,000	Prime + 1.75%	0.15%	Yes	No

If GTTI’s T3M EBITDA < $50,000 AND if GTTI’s Net Liquidity < $500,000	Prime + 2.0%	0.35%	Yes	No

Financial Reporting	Actual
GTTI’s T3M EBITDA	$
GTTI’s Net Liquidity	$

Exh B-2

All representations and warranties in the Agreement are true and correct in all material respects on this date, and the Borrower represents that there is no existing Event of Default.
Dated as of:
Sincerely,

GLOBAL TELECOM & TECHNOLOGY, INC.	BANK USE ONLY

Received by:
authorized signer
By:
Print Name:	Date:
Title:	Verified:
authorized signer
Date:
GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.	Compliance Status: Yes No

By:
Print Name:
Title:

Exh B-3

EXHIBIT C
ADVANCE REQUEST/INVOICE TRANSMITTAL FORM
(Attached)

Exh C-1

EXHIBIT D
PERFECTION CERTIFICATES
(Attached)

Exh D-1